UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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PLUG POWER INC.

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PLUG POWER INC.
968 Albany Shaker Road
Latham, NY 12110

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 30, 2022

The following information is a supplement (this “Supplement”) to the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Plug Power Inc. (“Plug Power,” “the Company,” “we,” “our” or us”), together with the Company’s Notice of Internet Availability of its proxy materials, filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2022 in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 30, 2022, at 10:00 a.m. Eastern Time (the “Annual Meeting”).

This Supplement is being filed with the SEC and is being made available to stockholders on or about June 23, 2022.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. All capitalized terms used in this Supplement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

Dear Fellow Stockholders,

You may have seen the recent analyses published by Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”) regarding Plug Power's executive compensation program for 2021. We appreciate the positive commentary regarding the robust performance and governance features of our 2021 long-term incentive (“LTI”) awards and our responsiveness to stockholder feedback. However, the application of their say-on-pay proxy voting policy for U.S. public companies caused them to conclude that there was a pay and performance disconnect. We strongly disagree with this conclusion.

1.	The Compensation Committee takes investor feedback very seriously and the 2021 LTI structure was designed to be responsive to input and suggestions received directly from investors (including our largest stockholders) during extensive stockholder outreach. The Compensation Committee embraced the direct investor feedback and took dramatic action:

•	100% of the 2021 equity grants for the CEO and the CEO’s direct reports (excluding new hires) are performance-based.
•	Our investors indicated a clear preference for the LTI award goals to be based on stock price performance in order to transparently and concretely align management’s pay opportunity with their own investment return as holders of Plug Power stock.
•	Accordingly, the performance goals are based on rigorous stock price hurdles ranging from $35/share to $100/share, with the lowest hurdle requiring +30% stock price growth and the highest hurdle requiring +270% stock price growth, in each case above the closing price of our stock on the date of grant.
•	If the $100 stock price goal is achieved over the next three years, our CEO and the management team would have grown Plug Power from a $15 billion company at the time of grant to a nearly $60 billion company.
•	The equity vehicle is in the form of performance-based stock options (rather than full value shares); this ensures further alignment with stockholder interests because the stock options, to the extent earned based on performance, are also subject to service vesting requirements and will have no value if the management team has not created sustained stock price growth over the long-term.
•	The 2021 performance stock options are currently underwater, and this aligns with investor feedback that management’s pay opportunity must directly correlate with their own investment return as holders of Plug Power stock.
•	The 2021 LTI awards reflect the Compensation Committee’s responsiveness to direct investor feedback and are structured to carefully balance a highly motivational remunerative and retentive incentive opportunity with direct accountability for actual performance and delivery of stockholder value creation.

2.	The proxy advisory firms’ standardized say-on-pay voting policies evaluate the appropriateness of pay magnitude based on the calculated median pay of a select group of peer companies. However, a homogenized “median” approach is not appropriate for industry trailblazers like Plug Power, where the business opportunity and competitive landscape require a non-standard, non-traditional pay package to attract, retain and motivate critical leadership talent through a transformative growth phase.

•	We understand that proxy advisory firms need standardized voting policies in order to review thousands of say-on-pay proposals each year, and using a “median” pay approach enables a uniform benchmark for analysis.
•	In that regard, GL commented that “shareholders may be wary of the degree at which it appears total CEO pay and total NEO pay outpace the median of Glass Lewis peers” and ISS commented that the CEO’s “target option grant value, by ISS’s valuation, is almost six times higher than the median total CEO pay for the company's selected peers.” The focus on median pay ignores two important considerations:
o	First, Plug Power’s stockholder value creation has significantly outperformed both the ISS peer group and the GL peer group; and
o	Second, ISS and GL’s pay magnitude analysis focuses on the absolute dollar amount of median peer pay and does not contextualize the amount to reflect pay riskiness. Stated differently, incentive pay opportunity is not equivalent across companies -- incentive pay that can be earned based on time-vesting has much lower pay risk for the executive than incentive pay that is 100% performance-based; additionally, incentive pay that is entirely in the form of stock options is inherently riskier than equivalent full-value awards. Thus, the median pay analysis is an “apples to oranges” comparison across companies.

•	A homogenized “median” approach is not appropriate for trailblazing and revolutionary companies like Plug Power, where the business opportunity and competitive landscape require a non-standard, non-traditional pay approach to attract, retain and motivate critical leadership talent through a transformative growth phase.
o	Our talent competitors run the spectrum from market leading automotive and clean energy companies like Tesla, to deep pocketed legacy fossil fuel companies like BP and Saudi Aramco who are now embracing hydrogen, to the next generation of clean technology startups with the potential to become green unicorns.
o	Our executives are prime recruitment targets for competitors, and we need to provide compensation packages that will deter easy recruiting: we need to make it costly for competitors to hire our executives and we need to create high opportunity costs for executives to leave.
o	Against this competitive landscape, our goal is to maintain a pay-for-performance compensation structure that attracts and retains a best-in-class management team who can execute the Company’s ambitious growth strategy and continue to create long-term stockholder value.
•	Our investors do not hold Plug Power stock in the expectation of “median” stock price performance.
o	GL posits that they would prefer to see “steady and sustainable growth,” which implies a preference for modest year-over-year incremental progress rather than a transformational growth trajectory. On the other hand, in the Company’s direct conversations with investors (including its largest institutional stockholders), they shared the Company’s excitement for the intensely competitive build out of the green hydrogen economy, an opportunity that Goldman Sachs has characterized as a $10 trillion market, and acknowledged the significance of the Company’s current first mover advantage in this nascent energy space. Aggressive engagement in this market is a driver to invest in Plug Power according to the investors with whom we spoke.
•	Accordingly, while a traditional median pay program may be suitable for companies that are targeting median performance, the Compensation Committee’s intention was to create a non-traditional, outperformance plan to incentivize and reward exceptional performance for the benefit of Plug Power’s stockholders as illustrated by the chart below*.

* The stock price performance shown on the graph is not necessarily indicative of future price performance.

•	The Compensation Committee did not use a prescribed formula for setting the size of the performance stock option grants to the CEO and the other management team participants. For the reasons described above, the Compensation Committee recognized that the size of the awards needed to be substantial given the 100% at-risk nature of the awards (i.e., there is no protective compensation “safety net” in the form of traditional time-based awards) and the aggressive stock price performance targets in order to be motivational and retentive. The Compensation Committee used its collective judgment to size the performance stock option grants for the CEO and the other management team participants at levels that it believed would be motivational and retentive and, most importantly, pay for actual performance delivery and value creation.

3.	Under the proxy advisory firms’ standardized voting policies, the pay-for-performance analysis looks backward to the completed fiscal year. This creates another anomaly in their pay-for-performance analysis because Plug Power’s 2021 performance stock option awards are entirely forward-looking, based on future stock price growth. At the time of grant and at present, the intrinsic value of the awards is zero. There is no pay and performance misalignment because the pay opportunity is fully aligned with our stockholders’ future investment return as holders of Plug Power stock.

•	Unlike base salary, annual cash bonus and traditional long-term incentive grants, which recognize and reward completed year performance, the design of the 2021 performance stock options is entirely forward-looking and remains subject to the risk of zero payout.
•	While the Compensation Committee could have adopted an LTI program with financial and strategic metrics and goals, our investors indicated a strong preference for the long-term incentive goals based on stock price performance in order to transparently and concretely align management’s pay opportunity with their own investment return as holders of Plug Power stock.
•	The Compensation Committee structured the 2021 LTI awards to be:
o	Flexible enough to accommodate a dynamic business environment,
o	Rigorous enough to promote management accountability,
o	Simple enough to communicate and understand (for both executives and investors), and
o	Fully aligned with the interests of our stockholders.
•	Equally, the Compensation Committee recognized that the size of the awards needed to be substantial (i) given the 100% performance-based nature (i.e., there is no protective compensation “safety net” in the form of traditional time-based awards), and (ii) to address the competitive landscape where we face the risk of losing executives to talent competitors that run the spectrum from market leading automotive and clean energy companies like Tesla, to deep pocketed legacy fossil fuel companies who are now embracing hydrogen like BP and Saudi Aramco, to the next generation of clean technology startups with the potential to become green unicorns.
•	At the time of grant and at present, the intrinsic value of the 2021 LTI awards is zero. For our investors, there is no pay and performance misalignment because the pay opportunity is fully aligned with their investment return as holders of Plug Power stock.

4.	To address ISS’s commentary regarding new hire equity grants to one of our newly hired NEOs, Mr. Hoefelmann, we provide additional information below.
•	Mr. Hoefelmann was a critical hire for us in 2021 and serves as General Manager of Electolyzers. Prior to joining Plug Power, he worked in the global hydrogen industry for 30 years at Air Liquide.
•	In connection with his hire, Mr. Hoefelmann received an option to purchase 250,000 shares of common stock and 250,000 shares of restricted stock in January 2021, which vest in equal annual installments over three years. These awards were intended to buyout forfeited equity awards with his prior employer and to induce Mr. Hoefelmann to accept our offer of employment; however, due to the volatility in our stock price, we could not conduct a precise calculation of buyout value of forfeited equity and the overall new hire package represented a good-faith negotiated outcome.
•	Mr. Hoefelmann’s stock option was granted at an exercise price of $43.81 per share and is currently entirely underwater. The realizable value of Mr. Hoefelmann’s new hire awards as of fiscal year end was approximately $7 million (vs. the grant date fair value of approximately $18 million.)
•	Mr. Hoefelmann was not eligible for any additional annual equity grants in 2021.

We hope the above discussion is helpful to your evaluation of our 2021 executive compensation program. For additional context, the “Message from Our Compensation Committee” included in the Proxy Statement is appended to this letter.

Your support is important, and we are asking for your vote in support of our Say-on-Pay proposal this year, as well as your support on all the other proxy ballot items.

We appreciate the trust our stockholders have placed in Plug Power and we welcome any questions or concerns that you would like to share with us before making your voting decision this year.

Thank you again for your investment in Plug Power.

Sincerely,

The Plug Power Compensation Committee

Gary K. Willis (Compensation Committee Chair)
George C. McNamee
Johannes M. Roth

[See Attachment – A Message from Our Compensation Committee]

[Excerpt from Plug Power Inc.’s 2022 Proxy Statement]

A Message From Our Compensation Committee

Dear Fellow Stockholder:

Plug Power is proud to be part of your portfolio and, on behalf of the entire Company, we thank you for trusting and investing in our vision and mission. Our continued growth and success has translated into more than 2000% total stockholder return over the past five fiscal years and we are pleased that our management team, under the leadership of our Chief Executive Officer Andrew J. Marsh, has created substantial value for our stockholders. Today, we are uniquely positioned at the transformative intersection of stakeholder capitalism, sustainability and energy security, in a potential $10 trillion market opportunity.

“Every company and every industry will be transformed by the transition to a net zero world. The question is, will you lead, or will you be led?” — 2022 Annual Letter to Chief Executive Officers by Larry Fink, Chief Executive Officer, BlackRock

For Plug Power, the answer is simple: We are leaders in the transition to a net zero world. We understand that green hydrogen is integral to addressing climate change in both the short and long term. Indeed, decarbonization is our very mission. Equally, disruptions to the global energy system stemming from the tragic recent geopolitical events have highlighted the urgent need for access to secure and reliable alternative energy sources as a matter of global security.

As members of the Compensation Committee, we are responsible for the design and oversight of an executive compensation program that will attract, retain and incentivize the highest caliber talent to lead Plug Power. We operate in a highly specialized technology area — the core of our business is the hydrogen molecule and, as a hydrogen supply chain company, we must attract and retain engineers, scientists, innovators and business leaders who have the passion and expertise to run our business. Our management team and our employees are our most valuable resource and retaining them is essential for our ongoing success. Our talent competitors run the spectrum from market leading automotive and clean energy companies like Tesla, to deep pocketed legacy fossil fuel companies who are now embracing hydrogen, to the next generation of clean technology startups with the potential to become green unicorns. Against this competitive landscape, our goal is to maintain a pay-for-performance compensation structure that attracts and retains a best-in-class management team who can execute the Company’s ambitious growth strategy and continue to create long-term stockholder value.

At our 2021 Annual Meeting of Stockholders, only 53.4% of votes were cast in favor of the advisory resolution to approve our 2021 executive compensation program, commonly referred to as “Say-on-Pay.” We were disappointed in this outcome and, in response, commenced a comprehensive review of our executive compensation practices to better understand investor perspectives. Through our broad outreach, we learned that there were two principal issues that contributed to the poor Say-on-Pay outcome:

•	First, investors were generally not supportive of the COVID-19 related discretionary annual bonus payment; and

•	Second, investors were expecting a more performance-based long-term equity program for our executive officers.

We take our investor feedback very seriously and, in response to the feedback we received from investors during our outreach, we implemented changes to our compensation program. In response to the first item above, we respect our investors’ perspective on last year’s discretionary bonus payment and, accordingly, did not exercise any positive discretion with respect to the Fiscal 2021 annual cash bonus. In response to the second item above, we have entirely restructured our 2021 long-term equity incentive program to align with the Company’s value creation goal and pay-for-performance philosophy. As a result, the 2021 long-term incentive (“LTI”) equity award mix for the Chief Executive Officer and each of the Chief Executive Officer’s direct reports (excluding new executives hired during the year) is 100% performance-based and entirely aligned with creating long-term value for our stockholders:

We recognize that the 2021 annual LTI program is unconventional, but we firmly believe that it is imperative to meet this transformational moment in Plug Power’s journey with a bold incentive design. In establishing the 2021 LTI program, the Compensation Committee carefully considered the following:

•	Criticality of the Chief Executive Officer. It is not an overstatement to say that our CEO is the recognized industry leader in green hydrogen. Mr. Marsh had the vision and execution to create the first viable market for hydrogen fuel cells, which established the foundation for Plug Power to build a green hydrogen ecosystem. As we enter the next phase of our growth, retaining Mr. Marsh is absolutely critical.

•	Criticality of the Management Team. Our CEO must be supported by a high performing management team. The management team’s proven track record for execution, combined with their collaboration, cohesion and teamwork, are essential for our ongoing success. As noted earlier, our management team can be recruited by traditional and non-traditional talent competitors and retaining them is critical as we enter the next phase.

•	Size of Award. The Compensation Committee did not use a prescribed formula for setting the size of the performance stock option grants to the CEO and the other management team participants. The Compensation Committee recognized that the size of the award needed to be substantial given the 100% performance-based nature (i.e., there is no protective compensation “safety net” in the form of traditional time-based awards) in order to be motivational and retentive. Accordingly, the Compensation Committee used its collective judgment to size the performance stock option grants for the CEO and the other management team participants at levels that it believed would be motivational and retentive and, most importantly, pay for actual performance delivery and value creation.

A word about the reported value in the Summary Compensation Table: Under SEC rules, the Summary Compensation Table which follows the Compensation Discussion and Analysis is required to specify an accounting expense value for the performance stock option grant. We recognize that the reported stock option values are large in comparison to last year, as well as in comparison to overall executive compensation levels at peer companies. However, we urge stockholders to review the reported Summary Compensation Table value holistically — specifically, the 100% performance orientation of the award, the competitive alternative energy talent landscape, and the criticality of the CEO and the management team at this inflection point for the Company. As noted above, Plug Power is at the transformative intersection of stakeholder capitalism, sustainability and energy security; this is a once in a generation market opportunity and we believe that a “normal” incentive program for the leadership team would have proven insufficient, and the resulting leadership attrition in our highly specialized field would have been detrimental to the Company’s ability to successfully execute its growth strategy.

•	Aligned with Value Creation. The Company’s three year goal is to achieve a stock price of $100/share (or more) by 2024 and the price-vesting hurdles are intended to drive that performance. To achieve this goal, our CEO and the management team would have to more than triple Plug Power’s market cap to grow Plug Power to an almost $60 billion company over the next three-year period (see graphic below).

•	Type of Award. The award is entirely in the form of performance-based stock options; it has no value if the management team does not create value for our stockholders. Please note that the stock options have a per share exercise price of $26.92 and, as of April 29, 2022 (the last business day before the record date), were all underwater with zero intrinsic value.

•	Governance Best Practices. The award is subject to (1) clawback, (2) “double-trigger” treatment in the event of change of control, (3) restrictive covenants, and (4) forfeiture in the event of a termination for cause.

If the 2021 LTI program achieves its purpose, Plug Power will have generated tremendous value for its stockholders:

Source: S&P Capital IQ

The 2021 LTI program is structured to carefully to balance a highly motivational, remunerative and retentive incentive opportunity, with direct accountability for actual performance delivery and stockholder value creation. We invite you to read the Compensation Discussion and Analysis that follows for more information about the program.

Your support is important, and we are asking for your vote in support of our 2022 Say-on-Pay proposal this year.

We appreciate the trust our stockholders have placed in Plug Power, and we particularly would like to thank all stockholders with whom we spoke over the course of the last twelve months for their insights and candid feedback. We look forward to continuing this dialogue and welcome any questions or concerns that you would like to share with us before making your voting decision this year.

Thank you again for your investment in Plug Power.

Sincerely,

Gary K. Willis Chairman of the Compensation Committee	George C. McNamee Chairman of the Board	Johannes M. Roth